Exhibit 99.2

AMENDMENTS

TO THE

AMENDED AND RESTATED BYLAWS

OF

DIGITAL ALLY, INC.

The following amendments to the Amended and Restated Bylaws (the “Bylaws”) of DIGITAL ALLY, INC., a Nevada corporation (the “Corporation”), were adopted by the Board of Directors of the Corporation (“Board”), at a duly-called meeting of the Board held on December 5, 2007:

Amendments to the Bylaws

RESOLVED, that Article VII, Paragraph 1 of the Bylaws is hereby amended and restated in its entirety as follows:

“1. Certificates. The shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the Business Corporation Act. A certificate or certificates for shares of the capital stock of the Corporation may be issued to each shareholder when any of these shares are fully paid. Any such certificates shall be signed in the name of the Corporation by the president or vice president and by the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on any such certificate may be facsimile if the certificate is countersigned by a transfer agent or any assistant transfer agent, or registered by a registrar other than the Corporation itself or an employee of the Corporation. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on a certificate shall have ceased to be that officer before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer at the date of issue.”

RESOLVED, that Article VII, Paragraph 2 of the Bylaws is hereby amended and restated in its entirety as follows:

“2. Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.”